Exhibit 99.1

News Release

Ashland to acquire personal care business of Schülke & Mayr GmbH, a portfolio company of EQT

Transaction enhances Ashland’s specialty additives position in personal care, expands biotechnology and microbiology technical competencies and advances ESG agenda

WILMINGTON, Del., January 19, 2021 – Ashland Global Holdings Inc. (NYSE: ASH) today announced that Ashland has signed a definitive agreement to acquire the personal care business from Schülke & Mayr GmbH, a portfolio company of the global investment organization EQT.

Under the terms of the agreement, Ashland will pay €262.5 million in an all-cash transaction, which is expected to be completed before the end of the June quarter subject to customary closing conditions and required regulatory approvals. The transaction will be funded with bank financing and available cash and become immediately accretive to Ashland’s earnings per share.

The acquisition is consistent with Ashland’s strategic positioning as a premier specialty additives supplier and strengthens the company’s consumer business portfolio.

“This is an excellent example of the type of bolt-on acquisition opportunities that will help advance our strategy and support the profitable growth of our core businesses,” said Guillermo Novo, chairman and chief executive officer, Ashland. “I am excited about having the Schülke & Mayr personal care employees join Ashland to help us broaden our breadth of specialty additives solutions and expand our biotechnology and microbiology technical capabilities.”

The move also advances Ashland’s environmental, social and governance (ESG) agenda for personal care and household applications.

“As we continue our transformation, we’re focused on innovations and differentiated offerings that will deliver value to our customers. This acquisition further aligns our portfolio with the ‘clean beauty’ trend in the personal care industry and helps us solve for a new generation of consumers who are shifting to products with milder and safer ingredients. Our combined biotechnology competencies further strengthen our ability to create new sustainable solutions in broader fields of application,” Novo concluded.

Citi is acting as financial advisor to Ashland, and Squire Patton Boggs LLP is acting as legal advisor.

About Ashland

Ashland Global Holdings Inc. (NYSE: ASH) is a premier global specialty materials company serving customers in a wide range of consumer and industrial markets, including adhesives, architectural coatings, automotive, construction, energy, food and beverage, nutraceuticals, personal care and pharmaceutical. At Ashland, we are approximately 4,200 passionate, tenacious solvers – from renowned scientists and research chemists to talented engineers and plant operators – who thrive on developing practical, innovative and elegant solutions to complex problems for customers in more than 100 countries. Visit ashland.com to learn more.

About Schülke & Mayr GmbH

The company is a leader in the field of infection prevention and hygiene solutions for more than 130 years. Schülke & Mayr GmbH develops, produces and distributes antiseptics for wound care, disinfectants and medical and cosmetic skin care products and preservatives. The company offers its customers innovative products, solutions and services in the professional healthcare business, over the counter (OTC) and hygiene solutions for the pharma sector. schülke’s mission is to protect lives worldwide and thereby actively contributes to patient safety. Today schülke is represented by 20 subsidiaries and sells its products in more than 100 countries. The company is headquartered in Germany, employs more than 1,300 people worldwide and operates production sites in Germany (schülke), France (Bioxal) and Brazil (Vic Pharma).

About EQT

EQT is a purpose-driven global investment organization with more than EUR 75 billion in raised capital and currently more than EUR 46 billion in assets under management across 16 active funds. EQT funds have portfolio companies in Europe, Asia-Pacific and North America with total sales of more than EUR 27 billion and approximately 159,000 employees. EQT works with portfolio companies to achieve sustainable growth, operational excellence and market leadership. Visit www.eqtgroup.com for more information.

C-ASH

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Ashland has identified some of these forward-looking statements with words such as “anticipates,” “believes,” “expects,” “estimates,” “is likely,” “predicts,” “projects,” “forecasts,” “objectives,” “may,” “will,” “should,” “plans” and “intends” and the negative of these words or other comparable terminology. These forward-looking statements include, but are not limited to, statements relating to our expectation that the proposed acquisition of Schülke & Mayr’s personal care business will be completed before the end of the June quarter and that the proposed acquisition will become immediately accretive to earnings per share. In addition, Ashland may from time to time make forward-looking statements in its annual reports, quarterly reports and other filings with the SEC, news releases and other written and oral communications. These forward-looking statements are based on Ashland’s expectations and assumptions, as of the date such statements are made, regarding Ashland’s future operating performance and financial condition, the strategic and competitive advantages of the expected acquisition, as well as the economy and other future events or circumstances. Ashland’s expectations and assumptions include, without limitation, internal forecasts and analyses of current and future market conditions and trends, management plans and strategies, operating efficiencies and economic conditions (such as prices, supply and demand, cost of raw materials, and the ability to recover raw-material cost increases through price increases), and risks and uncertainties associated with the following: Ashland’s substantial indebtedness (including the possibility that such indebtedness and related restrictive covenants may adversely affect Ashland’s future cash flows, results of operations, financial condition and its ability to repay debt); the impact of acquisitions and/or divestitures Ashland has made or may make, including the proposed acquisition of Schülke & Mayr’s personal care business (including the possibility that Ashland may not complete the proposed acquisition or Ashland may not realize the anticipated benefits from such transactions); and severe weather, natural disasters, public health crises (including the current COVID-19 pandemic) and legal proceedings and claims (including environmental and asbestos matters). Various risks and uncertainties may cause actual results to differ materially from those stated, projected or implied by any forward-looking statements, including, without limitation, risks and uncertainties affecting Ashland that are described in Ashland’s most recent Form 10-K (including Item 1A Risk Factors) filed with the SEC, which is available on Ashland’s website at http://investor.ashland.com or on the SEC’s website at http://www.sec.gov. Ashland believes its expectations and assumptions are reasonable, but there can be no assurance that the expectations reflected herein will be achieved. Unless legally required, Ashland undertakes no obligation to update any forward-looking statements made in this news release whether as a result of new information, future events or otherwise. Information on the respective websites of Ashland, EQT and Schülke & Mayr is not incorporated into or a part of this news release.

(TM) Trademark, Ashland or its subsidiaries, registered in various countries.

FOR FURTHER INFORMATION:

Investor Relations:	Media Relations:
Seth A. Mrozek	Carolmarie C. Brown
+1 (302) 594-5010	+1 (302) 995-3158
samrozek@ashland.com	ccbrown@ashland.com